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                                                                     Exhibit 8.1

                         BROBECK, PHLEGER & HARRISON LLP
                        4675 MacArthur Court, Suite 1000
                         Newport Beach, California 92660

                               December 10, 1996

Merrill Lynch, Pierce, Fenner & Smith     Bankers Trust Company
 Incorporated                             Four Albany Street, 10th floor
World Financial Center                    New York, NY 10006
North Tower, 15th Floor
New York, NY 10281-1315                   Capital Markets Assurance Corporation
                                          885 Third Avenue
Standard & Poor's Services                New York, NY 10022
25 Broadway
New York, NY 10004                        Moody's Investors Service, Inc.
                                          99 Church Street
                                          New York, NY 10007

          Re:      Onyx Acceptance Grantor Trust 1996-4:
                   Certain Federal Income Tax Issues

Ladies and Gentlemen:

                  We have acted as tax counsel to Onyx Acceptance Financial Corporation (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-1 (Registration No. 333-16601) filed by the Company on behalf of the Onyx Acceptance Grantor Trust 1996-4 (the "Trust") with the Securities and Exchange Commission on November 22, 1996 and Amendment No. 1 thereto transmitted for filing on December 10, 1996 (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of Automobile Loan Pass-Through Certificates (the "Certificates"). The Certificates are to be issued pursuant to a Pooling and Servicing Agreement relating to the formation of the Trust and the issuance of the Certificates (the "Pooling and Servicing Agreement") among the Company, Onyx Acceptance Corporation ("Servicer"), and Bankers Trust Company (the "Trustee"). Capitalized terms used herein that are not otherwise defined have the meaning assigned to such terms in the Registration Statement.
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December 10, 1996
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                  In rendering the opinions set forth below, we have examined forms of the following documents presented to us and are relying (without any independent investigation thereof) upon the truth and accuracy of the statements, covenants, representations and warranties set forth therein:

                  1.       The Registration Statement;

                  2.       The Pooling and Servicing Agreement;

                  3.       The Purchase Agreement;

                  4.       The Yield Supplement Agreement; and

                  5. Such other agreements and documents as we have considered necessary or appropriate for the purpose of rendering the opinions set forth below.

                  In rendering the opinions set forth below, we have relied upon the following representations and assumptions:

                  1. The form of agreements supplied to us that we reviewed in connection with rendering our opinions hereunder will be validly executed in substantially the same form in which they have been filed as exhibits to the Registration Statement and will be binding and enforceable in accordance with their terms.

                  2. All parties will perform under such agreements in accordance with their terms.

                  3. There are no other or further agreements which would alter, amend or otherwise materially affect the relationships created by or described in the above listed documents or described in the Registration Statement, or which would affect the Seller's interest in the Retained Yield.

                  Our opinions represent only our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended (the "Code"), existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially
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December 10, 1996
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alter our opinions. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                  Based on and subject to the foregoing, we are of the opinion that:

                  A. The Trust will not be classified as a partnership or as an association taxable as a corporation for federal income tax purposes and, instead, under Subpart E, Part I of Subchapter J of the Code, will be treated as a grantor trust and, subject to possible recharacterization of certain amounts paid by the Trust to the Servicer, the holders of the Certificates will be treated as owning an undivided pro-rata interest in the income and corpus of the Trust (other than the Retained Yield);

                  B. The statements in the Prospectus under the headings "Prospectus Summary -- Tax Status" and "Certain Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects; and

                  C. The Trust will not be subject to California franchise or income taxation and individual holders of Certificates who are not residents of or otherwise subject to tax in California will not be subject to California income taxation on any income earned with respect to their investment in the Certificates so long as they do not hold the Certificates as an asset of a trade or business conducted in California.

                  We express no opinion as to other tax issues affecting the purchasers of the Certificates or the other parties to any of the agreements, nor does our opinion address state, local or foreign tax consequences that may result from the transactions.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any further amendments thereto. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                                  Respectfully,


                                  /s/ Brobeck Phleger & Harrison LLP